Exhibit 99.01

Neuralstem Reports Second Quarter 2015 Financial Results

GERMANTOWN, MD, August 10, 2015 -- Neuralstem, Inc. (Nasdaq: CUR) a biopharmaceutical company developing neural stem cell-derived small molecule and cell therapy treatments for central nervous system diseases, reported its financial results and business update for the three and six months ended June 30, 2015.

Neurogenic Small Molecule Program

•	NSI-189 Phase II in Major Depressive Disease (MDD): Neuralstem is developing regulatory and clinical plans for a multicenter, Phase II clinical trial of NSI-189 for the treatment of MDD. Maurizio Fava, M.D., Slater Family Professor of Psychiatry at Harvard Medical School, Massachusetts General Hospital will be the principal investigator. The study is anticipated to enroll approximately 200 patients and expected to begin in the second half of 2015.

•	NSI-189 for the treatment of cognitive deficit in schizophrenia: The Company plans to begin a Phase Ib clinical trial for the treatment of cognitive deficit in schizophrenia.

Cell Therapy Program

•	NSI-566 spinal cord-derived stem cell therapy, under development for the treatment of ALS: In March, the company announced topline data, concluding that the Phase II ALS clinical trial met the primary safety endpoints and established what we believe to be the maximum-safe-tolerated dose of 16 million cells administered via 40 injections. The Company’s collaborators are currently completing a final report on the study. The Company expects to initiate a larger controlled clinical study this year.

•	NSI-566 spinal cord-derived cell therapy under development for the treatment of chronic spinal cord injury (cSCI): The four-patient, stem cell transplantation Phase I safety study dosed the last patient in July. Each patient is evaluated over a 6-month post-operative observation period. The trial is being conducted at the UCSD School of Medicine, supported and funded by the UCSD Sanford Stem Cell Clinical Center.

•	NSI-566 spinal cord derived stem cell therapy under development for the treatment of motor deficits in stroke: Neuralstem continues to proceed in its collaborative Phase I/II ischemic stroke trial with BaYi Brain Hospital in Beijing. The Phase II portion of the study is expected to commence in 2015. The trial is sponsored by Neuralstem’s wholly owned subsidiary, Suzhou Neuralstem Biopharmaceuticals Co., Ltd. (“Neuralstem China”).

Business Highlights

In May, the Company announced the appointment of Jonathan Lloyd Jones to the position of Chief Financial Officer. Mr. Lloyd Jones brings more than 25 years of corporate finance and business development experience to the company. Mr. Lloyd Jones is a Chartered Accountant and holds an MBA degree from the Wharton School of the University of Pennsylvania and a BSc from the University of Bradford.

Neuralstem was approved for listing on the NASDAQ Capital Market under the symbol “CUR.” The company’s common stock started trading on the NASDAQ on June 13, 2015.

The U.S. District Court for the District of Maryland dismissed StemCells, Inc.’s patent infringement case with prejudice in StemCells, Inc. v. Neuralstem, Inc. in favor of Neuralstem on July 22, 2015.

Results of Operations for the Second Quarter Ended June 30, 2015

Cash, cash equivalents and short-term investments on hand was approximately $23.7 million at June 30, 2015, compared to approximately $27.5 million at December 31, 2014. The decrease was primarily due to our cash used in operations partially offset by our raising approximately $6.0 million, net through the issuance of our common stock from warrant exercises and from the sale of our common stock.

For the three months ended June 30, 2015, we reported a net loss of approximately $5.4 million or $0.06 per share, compared to a net loss of approximately $6.8 million or $0.08 per share in the comparable quarter of 2014. Our operating loss for the three months ended June 30, 2015 was approximately $5.0 million compared to a loss of approximately $3.5 million in the same quarter of 2014. The increase in operating loss was due to an approximately $1.3 million increase in research and development expenses coupled with an approximately $0.2 million increase in general and administrative expenses.

The increase in research and development expenses was primarily attributable to an increase of approximately $0.9 million in project and laboratory expenses, an increase of approximately $0.3 million in payroll and related expenses due to increased salaries and headcount and an increase of approximately $0.1 million in consulting expenses. These increased expenses are all related to the expansion of our pre-clinical and clinical trial efforts and are expected to continue into subsequent periods.

The increase in general and administrative expenses was primarily attributable to an increase in payroll and related expenses due to increased salaries and headcount.

Results of Operations for the Six Months Ended June 30, 2015

For the six months ended June 30, 2015, we reported a net loss of approximately $10.5 million or $0.12 per share, compared to a net loss of approximately $12.7 million or $0.15 per share in the comparable period of 2014. Our operating loss for the six months ended June 30, 2015 was approximately $9.6 million compared to a loss of approximately $8.7 million in the same period of 2014. The increase in operating loss was due to an approximately $2.9 million increase in research and development expenses partially offset by an approximately $1.9 million decrease in general and administrative expenses.

The increase in research and development expenses was primarily attributable to an increase of approximately $2.0 million in project and laboratory expenses, and an increase of approximately $0.6 million in payroll and related expenses due to increased salaries and headcount. These increased expenses are all related to the expansion of our pre-clinical and clinical trial efforts and are expected to continue into subsequent periods. The increases were also coupled with an approximately $0.1 million increase in non-cash stock based compensation expense.

The decrease in general and administrative expense was primarily due to a decrease of approximately $1.8 million in non-cash stock based compensation and a decrease of approximately $0.5 million in legal fees resulting from insurance claims related to litigation expense. The decrease in non-cash stock based compensation is largely the result of a first quarter 2014 expense of approximately $2.0 million in non-cash stock based compensation expense related to a financial advisory and consulting services provider achieving a performance based milestone that resulted in a term extension of certain common stock purchase warrants. These decreases were partially offset by increases of approximately $0.3 million in payroll related expenses due to increased salaries and headcount.

In addition, for the three and six months ended June 2015, we recognized approximately $0.5 million and $0.9 million respectively, of interest expense related to our long-term debt.

Neuralstem, Inc.

Unaudited Condensed Consolidated Balance Sheets

	June 30, 2015	December 31, 2014

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$8,649,127	$12,518,980
Short-term investments	15,032,419	15,007,478
Trade and other receivables	18,818	225,524
Deferred financing fees, current portion	121,202	135,694
Prepaid expenses	904,222	274,106
Total current assets	24,725,788	28,161,782

Property and equipment, net	342,969	301,265
Patents, net	1,205,456	1,233,172
Deferred financing fees, net of current portion	40,830	89,143
Other assets	57,259	58,713
Total assets	$26,372,302	$29,844,075

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$2,099,952	$2,504,978
Accrued bonuses	490,749	646,960
Current portion of long term debt, net of discount	3,170,469	730,012
Other current liabilities	148,536	126,745
Total current liabilities	5,909,706	4,008,695

Long term debt, net of discount and current portion	5,812,322	8,056,470
Other long term liabilities	110,848	59,574
Total liabilities	11,832,876	12,124,739

STOCKHOLDERS’ EQUITY
Preferred stock, 7,000,000 shares authorized, zero shares issued and outstanding	-	-
Common stock, $0.01 par value; 300 million shares authorized, 90,359,761 and 87,789,679 shares outstanding in 2015 and 2014, respectively	903,598	877,897
Additional paid-in capital	175,185,796	167,890,220
Accumulated other comprehensive income	5,995	6,000
Accumulated deficit	(161,555,963)	(151,054,781)
Total stockholders’ equity	14,539,426	17,719,336
Total liabilities and stockholders’ equity	$26,372,302	$29,844,075

Neuralstem, Inc.

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Revenues	$2,500	$5,000	$5,417	$9,167

Operating expenses:
Research and development expenses	3,312,841	1,999,921	6,495,664	3,630,286
General and administrative expenses	1,684,381	1,516,317	3,117,455	5,067,020
Total operating expenses	4,997,222	3,516,238	9,613,119	8,697,306
Operating loss	(4,994,722)	(3,511,238)	(9,607,702)	(8,688,139)

Other income (expense):
Interest income	16,084	17,422	29,653	42,140
Interest expense	(459,073)	(397,616)	(912,807)	(830,357)
Warrant modification expense		(3,109,850)		(3,109,850)
Loss from change in fair value of derivative instruments	-	-	-	(334,133)
Other income (expense)	(10,326)	250,000	(10,326)	250,000
Total other income (expense)	(453,315)	(3,240,044)	(893,480)	(3,982,200)

Net loss	$(5,448,037)	$(6,751,282)	$(10,501,182)	$(12,670,339)

Net loss per share - basic and diluted	$(0.06)	$(0.08)	$(0.12)	$(0.15)

Weighted average common shares outstanding - basic and diluted	90,791,285	87,186,586	90,004,597	86,477,797

Comprehensive loss:
Net loss	$(5,448,037)	$(6,751,282)	$(10,501,182)	$(12,670,339)
Foreign currency translation adjustment	(18)	130	(5)	(1,134)
Comprehensive loss	$(5,448,055)	$(6,751,152)	$(10,501,187)	$(12,671,473)

About Neuralstem

Neuralstem’s patented technology enables the commercial-scale production of multiple types of central nervous system stem cells, which are under development for the potential treatment of central nervous system diseases and conditions.

Neuralstem’s ability to generate human neural stem cell lines for chemical screening has led to the discovery and patenting of compounds that Neuralstem believes may stimulate the brain’s capacity to generate neurons, potentially reversing pathologies associated with certain central nervous system (CNS) conditions. The company has completed Phase Ia and Ib trials evaluating NSI-189, its first neurogenic small molecule product candidate, for the treatment of major depressive disorder (MDD), and is expecting to initiate a Phase II study for MDD and a Phase Ib study for cognitive deficit in schizophrenia in 2015.

Neuralstem’s first stem cell product candidate, NSI-566, a spinal cord-derived neural stem cell line, is under development for treatment of amyotrophic lateral sclerosis (ALS). Neuralstem has completed two clinical studies, in a total of thirty patients, that met primary safety endpoints. In addition to ALS, NSI-566 is also in a Phase I trial in chronic spinal cord injury at UC San Diego School of Medicine, as well as in clinical development to treat ischemic stroke.

Neuralstem’s next generation stem cell product, NSI-532.IGF, consists of human cortex-derived neural stem cells that have been engineered to secrete human insulin-like growth factor 1 (IGF-1). In animal data presented at the Congress of Neurological Surgeons 2014 Annual Meeting, the cells rescued spatial learning and memory deficits in an animal model of Alzheimer’s disease.

For more information, please visit www.neuralstem.com or connect with us on Twitter, Facebook and LinkedIn

Cautionary Statement Regarding Forward Looking Information:

This news release contains “forward-looking statements” made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and may often be identified by words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Specific risks and uncertainties that could cause our actual results to differ materially from those expressed in our forward-looking statements include risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem’s periodic reports, including the Annual Report on Form 10-K for the year ended December 31, 2014, and Form 10-Q for the three and six months ended June 30, 2015, filed with the Securities and Exchange Commission (SEC), and in other reports filed with the SEC.

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Contact:

Neuralstem – Investor Relations:

Danielle Spangler 301.366.1481

Planet Communications - Media Relations:

Deanne Eagle 917.837.5866

MDC Group - Investor Relations:

Susan Roush 747.222.7012

David Castaneda 414.351.9758